UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

 (Name of Persons Filing Consent Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

FOR IMMEDIATE RELEASE

Governance Spin Can’t Hide Underperformance at Barnwell Industries, Inc.

Vero Beach, Florida, May 19, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell”, “BRN” or the “Company”) today issued the following letter to Barnwell shareholders.

Dear Barnwell Shareholders:

In response to Barnwell Industries’ (NYSE American: BRN) latest attempt to deflect attention from the Company’s deteriorating financial position, the Sherwood Group urges shareholders to focus on what truly matters: results. Barnwell’s results are clear – a long history of financial underperformance, a distressed balance sheet, and now, a going concern warning disclosed in their own 10-Q, something not even mentioned in their latest press release.

BRN Revenues & Operating Income (Loss)
2010-2024
$ in Milions
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
-$15
-$20
$42
$38
$34
$25
$31
$18
$14
$13
$9
$12
$18
$18
$29
$25
$22
$5
$2
-$12
-$10
$2
$1
-$6
-$1
-$2
-$12
-$5
$2
$3
-$2
-$6
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
Total Revenues
Operating Income (Loss in Red)

Table 1: Illustration of decades of underperformance at Barnwell; source: Company filings.

This is not a board that is shareholder-aligned or committed to long-term value creation. This is a board presiding over ongoing financial deterioration (see table 1) and entrenchment.

Despite their claims of “strategic execution,” Barnwell has failed to generate meaningful operating income (see table 1) – even during favorable commodity cycles. At best, the Company has eked out slim operating profits (see table 1). At worst—like now—it continues to lose money from operations while recently spending almost $1 million in legal fees (and approximately $7 million during the past several years) under the guise of governance. What $13 million market cap company spends $7 million of defense costs with elite law firms in order to entrench themselves? My open question to Kinzler/Grossman/Horowitz is…As fiduciaries for all shareholders (including my significant holdings), how did the Board justify, with cash running low and operations running at a loss in the latest quarter, spending almost $1 million of cash on defense costs to essentially entrench themselves and risking BRN’s viability as a going concern?!?

Let’s be clear: episodic land sales in Hawaii are not a core energy strategy. They’re a lifeline—and a temporary one at that. They don’t change the underlying reality that Barnwell’s core business remains volatile, cash-burning, and without a clear path to value creation. Even more alarming is what’s buried in Note 2 of Barnwell’s most recent 10-Q: a going concern warning, primarily caused by the Company’s wasteful spending on non-economic matters. Blaming this situation on tariffs and a short proxy contest is a deliberate misdirection. Barnwell’s financial and strategic issues didn’t appear overnight—they’ve been building for years under this board’s so-called “oversight.” As for macro excuses – energy prices have declined due to global demand softness—hardly a surprise to anyone actually paying attention to the markets. Most natural resource companies hedge to ameliorate volatility but once the Company lost Laurance Narbut from the Board they seemed to have ceased their hedging activities. If these so-called “experienced” board members can’t grasp that, they have no business overseeing a natural resource-focused public company.

Barnwell wants credit for welcoming Heather Isidoro to the board – a candidate supported by shareholders—but refuses to respect those same shareholders’ vote to remove Mr. Kinzler from the slate for its proxy statement or to amend its proxy statements to reflect the fact that only 4 seats are remaining since Ms. Isidoro was elected by shareholders to serve until the 2026 Annual Meeting. You can’t cherry-pick democracy. If Barnwell wants to talk about governance, start by respecting ALL of the results of the consent solicitation, and by explaining how this board plans to finance the Company moving forward.

Urgent change is required to address poor governance and capital allocation. Shareholders deserve a board that takes responsibility, acts decisively, and rebuilds trust through action—not empty headlines. The Sherwood Group is committed to restoring financial discipline, reestablishing strategic focus, and delivering real, lasting value for all shareholders. The path forward starts with accountability.

We thank all shareholders who have already voted FOR our board nominees using the GREEN PROXY via ProxyVote. We now call on entrenched management to abandon their efforts in Delaware Court to block a universal proxy and instead respect shareholders’ right to choose the Board members they believe will drive value.

Thank you for your support,

Ned L. Sherwood

PS from the Sherwood Group: The 7,000 shares were ABSOLUTELY NOT “Outcome Determinative”

Kinzler, Grossman and Horowitz try to deflect from their own entrenchment tactics in removing fellow Board member, Mr. Woodrum, that they dangle some unfounded accusation regarding 7,000 shares that we already addressed in our May 16 press release. As disclosed in the Consent Solicitation, for a proposal in the Consent Solicitation to be effective, shares representing “the consent of the holders of at least 5,026,768 shares of Common Stock would be necessary.” When the Sherwood Group delivered the Shareholder Resolution, the number of shares consenting to the removal of Mr. Woodrum was only 5,019,723 and when you add the 7,000 shares (which voted across the board in favor of the Sherwood Group proposals and were counted in the final certified results), you get 5,026,723 (45 shares short of removal) which would NOT have resulted in Mr. Woodrum’s removal so the 7,000 shares is not “outcome determinative” and had ZERO impact on any of the Proposals. Mr. Kinzler’s Secret Blue Consent Card (which the Sherwood Group did not learn of until a day after the consent deadline) certainly did determine the outcome.

If you have any questions, please contact:

Alliance Advisors

150 Clove Road, Suite 400, Little Falls, NJ 07424

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com